Exhibit 2.1

                 AGREEMENT AND PLAN OF MERGER

     Agreement and Plan of Merger ("Agreement") as of September
22, 2002, between Acadiana Bancshares, Inc. ("ANA"); and
IBERIABANK Corporation, a Louisiana corporation ("IBKC").

                          RECITALS

  1. Each of ANA and IBKC is a registered bank holding company under the BHC Act (such term and other capitalized terms used in this Agreement are used as defined in Section I).

  2. The Board of Directors of each of ANA and IBKC believes that the transactions described in this Agreement are in the best interests of such Party and its shareholders.

  3. By virtue of the reorganization that is effectuated by this Agreement, (a) ANA will be merged into a wholly-owned subsidiary of IBKC, and (b) as a result of the foregoing Merger, except as provided in this Agreement, the then outstanding shares of ANA Common Stock will be converted into shares of IBKC Common Stock and cash.

  4. The Merger is subject to prior approval of, among others, the shareholders of ANA and the Federal Reserve, and the prior satisfaction of certain other conditions set forth in this Agreement.

  5. ANA has simultaneously executed and delivered its Stock
Option Agreement to IBKC, by which ANA grants to IBKC an option to purchase shares of ANA Common Stock under certain circumstances described therein.

  6. The Parties intend that the reorganization contemplated by this Agreement qualify for federal income tax purposes as a tax-free reorganization under the Internal Revenue Code.

                            AGREEMENT

     In consideration of the foregoing and of the mutual warranties, representations, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:



                            SECTION I.

                           DEFINITIONS

     Except as may otherwise be provided in this Agreement, the capitalized terms set forth below shall have the following respective meanings, in their singular or plural forms as applicable:

  1.1 "Acquisition Proposal" - any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving ANA or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement to engage in any of the foregoing.

1.2 "Acquisition Transaction" - with respect to each Party, any of (i) a merger, consolidation or share exchange, or any similar transaction (other than the Merger), (ii) a purchase, lease or other acquisition of all or substantially all the assets of such Party or any significant subsidiary (as defined in Rule 1.02 of Regulation S-X of the SEC) (a "Significant Subsidiary") of such Party, (iii) a purchase or other acquisition of beneficial ownership by any person or "group" (as such term is defined in Section 13(d)(3) of the 1934 Act) (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of such Party or any Significant Subsidiary of such Party, but excluding the acquisition of beneficial ownership by any employee benefit plan maintained or sponsored by such Party, (iv) a tender or exchange offer to acquire securities representing 20% or more of the voting power of such Party, (v) a public proxy or consent solicitation made to shareholders of such Party seeking proxies in opposition to any proposal that has been recommended by the Board of Directors of such Party, (vi) the filing of an application or notice with the Federal Reserve or other federal or state bank regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above, or (vii) the making of a bona fide proposal to such Party or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage

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in one or more of the transactions or events referenced in clauses
(i) through (v) above.

  1.3  "Agreement" - this Agreement and Plan of Merger.

  1.4  "ANA Common Stock" - the Common Stock of ANA.

  1.5  "ANA Companies" - collectively, ANA and all ANA Subsidiaries.

  1.6  "ANA ESOP" - the ANA Employee Stock Ownership Plan.

  1.7  "ANA 401(k) Plan" - the LBA Bank 401(k) Savings Plan.

  1.8 "ANA Stock Option Plan" - the Stock Option Plan approved by the ANA Board of Directors in 1996.

  1.9 "ANA Subsidiaries" - the Subsidiaries of ANA, which shall include LBA Bank and the other ANA Subsidiaries described in
Section 5.3 of this Agreement, and any corporation, bank, savings bank, association or other entity that becomes a Subsidiary of ANA prior to the Effective Time.

  1.10 "BCL" - the Louisiana Business Corporation Law.

  1.11 "BHC Act" - the federal Bank Holding Company Act of 1956.

  1.12 "Business Day" - Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Louisiana are authorized or obligated to close.

  1.13 "Certificates" - the certificates representing shares of ANA Common Stock on or prior to the Effective Time.

  1.14 "Closing" - the closing of the transactions contemplated hereunder as described in Section 3.1 of this Agreement.

  1.15 "Code" - the Internal Revenue Code of 1986.

  1.16 "Dissenters Shares" - shares of ANA Common Stock as to which dissenters rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the BCL.

  1.17 "Effective Time" - the date and time at which the Merger becomes effective, as described in Section 3.2 of this Agreement.

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  1.18  "ERISA" - the Employee Retirement Income Security Act of
1974.

  1.19 "Exchange Agent" - IBKC's stock transfer agent or such other third party experienced in the stock transfer business reasonably acceptable to ANA which shall act as the exchange agent pursuant to Section 2.3 hereof.

  1.20 "Exchange Ratio" - the quotient, rounded to the nearest ten-thousandth, obtained by dividing $31.50 by the Market Value, provided that (i) if the Market Value is greater than $46.00, the Exchange Ratio shall be fixed at 0.6848 (the "Maximum Stock
Ratio"), and (ii) if the Market Value is less than $34.00, the Exchange Ratio will be fixed at 0.9265 (the "Minimum Stock
Ratio"), provided, however, that the Exchange Ratio shall be adjusted in accordance with Section 2.3(a)(i) hereof in the event of a Stock Reduction and/or pursuant to Section 2.3(c) hereof.

  1.21 "Fee Adjustment Amount" - the amount, if any, by which the legal fees incurred by ANA in connection with the negotiation and review of this Agreement and consummation of the transactions contemplated hereby exceed $180,000 (the "Threshold").

  1.22 "Financial Statements" - (i) the audited consolidated balance sheets (including related notes and schedules, if any) of a Party as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the respective periods then ended, as filed by such Party in SEC Documents and (ii) the unaudited consolidated balance sheets of such Party (including related notes and schedules, if any) and related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed by such Party with respect to periods ended subsequent to December 31, 2001.

  1.23 "Federal Reserve" - the Board of Governors of the Federal
Reserve System.

  1.24 "GAAP" - generally accepted accounting principles.

  1.25 "IBAC" - IBERIABANK Acquisition Corporation, a wholly-owned subsidiary of IBKC.

  1.26 "IBERIABANK" - IBERIABANK, a wholly-owned subsidiary of IBKC.

  1.27 "IBKC Common Stock" - the Common Stock of IBKC.

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  1.28 "IBKC Companies" - collectively, IBKC and all IBKC
Subsidiaries.

  1.29 "IBKC Stock Incentive Plan" - IBKC's Stock Incentive Plan.

  1.30 "IBKC Subsidiaries" - the Subsidiaries of IBKC, which shall include the IBKC Subsidiaries described in Section 5.3 of this Agreement and any corporation, bank, savings bank, association or other entity that becomes or is acquired as a Subsidiary of IBKC in the future.

  1.31 "LBA Bank" - LBA Savings Bank, a Subsidiary of ANA.

  1.32 "Market Value" - the average of the closing sales prices of a share of IBKC Common Stock on the NASDAQ Stock Market for the first 10 trading days of the month in which the Effective Time occurs ("The Measurement Period"). If IBKC changes the number of shares of IBKC Common Stock issued and outstanding as a result of any stock split, stock dividend or other similar change in IBKC's capitalization, or if a distribution of securities is made in respect of the IBKC Common Stock as a result of any dividend
(other than regular quarterly cash dividends), spinoff or other reorganization in which IBKC Common Stock is not changed into or exchanged for a different kind of securities, and in any such case the record date is before the Effective Time and the ex-dividend or ex-distribution date is subsequent to, or during, the period during which Market Value is determined such that such event is not reflected in any one or more of the closing sales prices used to determine Market Value, the appropriate adjustment shall be made in such closing sales price or prices so as to reflect such change.

  1.33 "Material Adverse Effect" - when used in connection with ANA or IBKC, means any change, effect, event, occurrence or state of facts that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such Party and its Subsidiaries taken as a whole, other than (i) any change, effect, event or occurrence relating to the United States economy or financial or securities in general, (ii) any change, effect, event or occurrence relating to the banking and financial services industry generally, including changes in the prevailing level or interest rates, (iii) any change, effect, event or occurrence relating to the announcement or performance of this Agreement and the transactions contemplated hereby, (iv) with respect to ANA, any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of IBKC, (v) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities and (vi) any change in GAAP or regulatory

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accounting requirements applicable to banks, savings banks or their holding companies generally, or (b) materially and adversely affects the ability of the Party to perform its obligations hereunder or materially and adversely affects the timely consummation of the transactions contemplated hereby.

  1.34 "Merger Agreement" - the Joint Agreement of Merger, substantially in the form attached hereto as Exhibit I, providing for the Merger.

  1.35  "Merger Parties" - collectively, IBKC, IBAC and ANA.

  1.36  "Merger" - the merger of ANA into IBAC.

  1.37  "1933 Act" - the Securities Act of 1933.

  1.38  "1934 Act" - the Securities Exchange Act of 1934.

  1.39  "Party" - either IBKC or ANA, and "Parties" - IBKC and ANA.

  1.40 "Person" - any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company or unincorporated association.

  1.41 "Previously Disclosed" - with respect to a Party, information in a disclosure schedule by such Party to the other Party delivered to such other Party before or contemporaneously with, the execution and delivery of this Agreement and accepted by such other Party. "Previously Disclosed" shall also mean all information about a Party that had been publicly disclosed in SEC Documents filed by that Party before the date of this Agreement.

  1.42 "Proxy Statement" - the proxy statement/prospectus used by ANA to solicit the approval by its shareholders of the transactions contemplated by this Agreement and the Merger
Agreement.

  1.43 "Purchase Event" shall have the meaning given to such term in the Stock Option Agreement.

  1.44 "Registration Statement" - the Registration Statement on
Form S-4 (or other appropriate form) and all amendments and supplements thereto filed with the SEC by IBKC under the 1933 Act in connection with the transactions contemplated by this Agreement.

  1.45 "Regulatory Authorities" - collectively, the Federal
Reserve, the State Regulatory Commissioners and any other federal or state banking, insurance,

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securities or other regulatory authority whose approval is necessary to consummate the transactions contemplated by this Agreement.

  1.46 "SEC" - the United States Securities and Exchange
Commission.

  1.47 "SEC Documents" - all reports, proxy statements, registration statements and other documents filed by a Party or any of its Subsidiaries pursuant to the Securities Laws.

  1.48 "Securities Laws" - the 1933 Act, the 1934 Act, the
Investment Company Act of 1940, the Investment Advisors Act of
1940, the Trust Indenture Act of 1939, and the rules and regulations of the SEC under each of such Acts.

  1.49 "Shareholders Meeting" - the meeting of the shareholders of ANA to be held pursuant to Section 7.1 of this Agreement, including any adjournments thereof.

  1.50 "State Regulatory Commissioners" - any state banking, insurance, securities or other regulatory authority whose approval is necessary to consummate the transactions contemplated by this Agreement, the Merger Agreement and the Stock Option
Agreement.

  1.51 "Stock Option Agreement" - the Stock Option Agreement, in the form attached hereto as Exhibit II, to be dated the date hereof between ANA and IBKC.

  1.52 "Subsidiaries" - all those corporations, banks, savings banks, associations and other entities of which the Party in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by such Party; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

  1.53 "Superior Proposal" - means a bona fide written proposal made by a Person other than ANA or IBKC which is (i) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, or similar transaction involving such Party as a result of which the other party thereto or

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its stockholders will own 40% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and (ii) is on terms which the Board of Directors of such Party in good faith concludes
(following receipt of the advice of its financial advisors and outside counsel which shall not be contrary to such conclusion), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is superior to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and any subsequent proposal submitted by IBKC and (y) is reasonably capable of being completed in accordance with its terms
(including that any financing required to consummate the transaction is reasonably likely to be obtained).

   In Section V of this Agreement, the capitalized terms set forth below shall have the following respective meanings, in their singular or plural forms, as applicable:

  1.54 "Warrantor" - IBKC or ANA, as the case may be.

  1.55  "Warrantor Capital Stock" - the IBKC Capital Stock or the
ANA Common Stock, as the context shall require, which shall in this and each of the following cases depend on whether the Warrantor is IBKC or ANA and will correspond therewith.

  1.56  "Warrantor Common Stock" - the IBKC Common Stock or the
ANA Common Stock, as the context shall require.

  1.57 "Warrantor Companies" - the IBKC Companies or the ANA
Companies, as the context shall require.

  1.58 "Warrantor Financial Statements" - the Financial Statements of Warrantor.

  1.59 "Warrantor Stock Option Plans" - the IBKC Stock Option Plans or the ANA Stock Option Plan, as the context shall require.

  1.60  "Warrantor Subsidiaries" - the Subsidiaries of Warrantor.

  Other terms are defined as set forth herein below.

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                             SECTION II.

              CERTAIN TRANSACTIONS AND TERMS OF MERGER

  2.1 Execution of Stock Option Agreement. Simultaneously with the execution of this Agreement and as a condition thereto, ANA has approved the execution and delivery of the Stock Option Agreement and has executed and delivered the Stock Option Agreement.

  2.2 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, ANA will be merged into IBAC in accordance with the Merger Agreement and Section 112 of the BCL.

  2.3 Conversion of ANA Common Stock.

  (a) Except for Dissenters Shares and as otherwise provided herein, at the Effective Time each outstanding share of ANA
Common Stock will be converted into:

    (i) a number of shares of IBKC Common Stock equal to the Exchange Ratio, provided, however, that if the total amount of shares of IBKC Common Stock to be issued in exchange for all outstanding shares of ANA Common Stock pursuant hereto were to exceed 19.9% of the issued and outstanding shares of IBKC Common Stock immediately prior to the Effective Time, then the total number of shares of IBKC Common Stock to be issued in exchange for ANA Common Stock shall be reduced (a "Stock Reduction") to an amount equal to 19.9% of the then outstanding shares of IBKC Common Stock and the Exchange Ratio shall be appropriately adjusted (the "Stock Consideration"); and

    (ii) cash in an amount equal to $7.88 per share of ANA Common Stock exchanged, subject to adjustment in the event of (A) any Stock Reduction (in which event, the amount of cash to be received by ANA shareholders shall be increased by an amount equal to the number of shares by which the Stock Consideration is reduced pursuant to Section 2.3(a)(i) hereof multiplied by the Market Value), (B) any Fee Adjustment Amount, in which case, unless waived by IBKC, the amount of cash to be received by ANA shareholders shall be reduced by the quotient equal to the Fee Adjustment Amount, if any, divided by the sum of 1,168,252, plus the number of shares issued before the Effective Time pursuant to the exercise of outstanding stock options and the number of shares subject to options outstanding at the Effective Time,

                                 9



provided that fractions of a cent shall be disregarded, and/or
(C) an election of IBKC pursuant to Section 9.1(k) hereof (the
"Cash Consideration").

     The Stock Consideration and the Cash Consideration shall be referred to collectively as the "Merger Consideration".

  (b) Shares of ANA Common Stock that are held either by an ANA Company or any ANA Company Subsidiary (other than shares held in a fiduciary capacity other than for ANA or any other ANA Company) shall not be considered to be outstanding and shall be cancelled (and not converted) by virtue of the Merger at the Effective Time and without any further action by either Party.

  (c) If, before the Effective Time, IBKC should split or combine the IBKC Common Stock, or pay a stock dividend in IBKC Common Stock, or otherwise change the IBKC Common Stock into any other securities, or make any other dividend or distribution in respect of the IBKC Common Stock (other than normal cash dividends as the same may be adjusted from time to time in accordance with or not in violation of this Agreement), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

  (d) In lieu of issuing any fractional share of IBKC Common Stock, each holder of ANA Common Stock who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of IBKC Common Stock to which such holder is entitled by virtue of the Merger, upon surrender of the Certificates, will receive cash equal to such fractional share multiplied by the Market Value.

  (e) After the Effective Time, each holder of ANA Common Stock (other than Dissenters Shares), upon surrender of such holder's Certificates in accordance herewith, will be entitled to receive the shares of IBKC Common Stock and cash into which such holder's shares have been converted, less any applicable tax withholding. Until then, each Certificate will represent the number of whole shares of IBKC Common Stock and cash into which the shares of ANA Common Stock represented thereby were converted, except that IBKC may refuse to pay any dividend or other distribution payable to holders of any unsurrendered Certificates until surrender or if such dividend or distribution has reverted in full ownership to IBKC under its Articles of Incorporation. Whether or not a Certificate is surrendered, after the Effective Time it will not represent any interest in any person other than IBKC.

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  (f) As soon as practicable after the Effective Time, but in no event later than five Business Days following the Effective Time, IBKC or the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of ANA Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Section 2.3. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of IBKC Common Stock to which such former holder of ANA Common Stock shall have become entitled pursuant to this Agreement and (ii) a check representing that amount of cash to which such former holder of ANA Common Stock shall have become entitled pursuant to this Agreement.

  2.4 ANA Stock Options. Each option to purchase shares of ANA Common Stock (other than the Option) which remains unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, ANA shall enter into an agreement with each holder of an ANA Option to make a cash payment immediately prior to the Effective Time to each such holder of an ANA Option of an amount determined by multiplying (x) each share of ANA Common Stock subject to such holder's ANA Option by the sum of (a) the Stock Consideration times the Market Value, and (b) the Cash Consideration, with such quotient further multiplied by (y) the total number of shares of ANA Common Stock subject to such holder's ANA Option, and then subtracting (z) the aggregate exercise price of such ANA Option.

                          SECTION III.

                   CLOSING AND EFFECTIVE TIME

  3.1 Time and Place of Closing. (a) The Closing will take place at 10:00 a.m. on the last Business Day of the month in which occurs the last of (i) the date that is the required number of days after the date of the order of the Federal Reserve approving the Merger pursuant to the BHC Act, (ii) the

                                 11



effective date (including expiration of any applicable waiting period) of the order of the final federal or state regulatory agency approving the Merger or the expiration of all required waiting periods after the filing of all required notices to all federal or state regulatory agencies required to consummate the Merger, and (iii) the date on which the shareholders of ANA approve this Agreement; or such other date as the Parties may mutually agree. If all conditions in Section VIII hereof are satisfied, or waived by the Party entitled to grant such waiver, at the Closing (i) the Parties shall each provide to the other such proof of satisfaction of the conditions in Section VIII as the Party whose obligations are conditioned upon such satisfaction may reasonably request, (ii) the certificates, letters and opinions required by Section VIII shall be delivered, (iii) the appropriate officers of the Parties shall execute, deliver and acknowledge the Merger Agreement, and (iv) the Parties shall take such further action including (without limitation) filing the Merger Agreement as is required to consummate the transactions contemplated by this Agreement.

  (b) If on any date established for the Closing all conditions in Section VIII hereof have not been satisfied or waived by each Party entitled to grant such waiver, then either Party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 days, as the declaring Party shall select, but no such delay shall extend beyond the last date set forth in subparagraph (c) of Section 9.1, and no such delay shall interfere with the right of any party to declare a termination pursuant to Section IX. The place of Closing shall be at the office of IBKC set forth in Section 10.7.

  3.2 Effective Time. The Merger shall become effective on the date of the Closing at the time at which the Merger Agreement is accepted for filing by the Louisiana Secretary of State (or such other time as is specified in the Merger Agreement).

                          SECTION IV.

       MANAGEMENT AND RELATED MATTERS FOLLOWING MERGER

  4.1 Board of Directors of IBKC. At the Effective Time, by virtue of the Merger, the Board of Directors of IBAC shall consist of those persons serving as directors of IBKC immediately prior to the Effective Time.

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  4.2 Management of IBKC and LBA Bank.

  (a) At the Effective Time, by virtue of the Merger, the officers of IBAC shall consist of those persons serving as officers of IBKC immediately prior to the Effective Time.

  (b) As of the date hereof, IBERIABANK has entered into a one-year consulting contract with Gerald Reaux, containing the provisions annexed hereto as Exhibit III, to be effective as of the Effective Time.

  4.3 Employees and Benefits.

  (a) After the Effective Time, IBKC will perform the obligations of ANA under the employment and severance contracts included in items 13, 14 and 15, as applicable, of Schedule 5.11 to ANA's disclosure schedule. The officers of ANA and LBA Bank who are parties to the employment or severance contracts included in such disclosure schedule will, as of the Effective Time, have "Good Reason," as such term is defined in the employment and severance contracts, and, accordingly, will be entitled to payments and benefits described in such disclosure schedule, provided that, if necessary, any or all such contracts are amended in a manner satisfactory to IBKC so that the provisions of Section 280G of the Internal Revenue Code shall be inapplicable to such contracts or any payment or payments thereunder or any other agreement. As detailed in such disclosure schedule, no payments or benefits under any of such employment or severance contracts shall constitute a parachute payment under Section 280G of the Internal Revenue Code.

  (b) ANA shall take all necessary action to cause the ANA ESOP to be terminated as of the Effective Time. The Merger
Consideration received by the ESOP trustees in connection with the Merger with respect to the unallocated shares of ANA Common
Stock shall be first applied by the ESOP trustees to the full repayment of the ESOP loan. The balance of the Merger
Consideration received by the ESOP trustees with respect to the unallocated shares of ANA Common Stock shall be allocated as earnings to the accounts of all participants in the ANA ESOP who have accounts remaining under the ANA ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries, to the maximum extent permitted under the Code and applicable law. The accounts of all participants and beneficiaries in the ANA ESOP immediately prior to the Effective
Time shall become fully vested as of the Effective Time. As soon as practicable after the date hereof, ANA shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ANA ESOP as of the Effective Time. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in the ANA ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account or plan as a participant or beneficiary may direct. Prior to the Effective Time, no prepayments shall be made on the ESOP loan and contributions to the ANA ESOP and payments on the ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

  (c) As soon as practicable after the Effective Time, the IBKC Companies agree to provide the employees of the ANA Companies who remain employed after the Effective Time (collectively, the "Transferred ANA Employees") with similar types and levels of employee benefits maintained by the IBKC Companies for their similarly situated employees. The Transferred ANA Employees shall be given credit under each employee benefit plan, policy, program and arrangement maintained by the IBKC Companies after the Closing for their service with the ANA Companies prior to the Closing for all purposes, including severance, vacation and sick leave, including eligibility to participate, vesting, satisfying any waiting periods, evidence of insurability requirements, seniority or the application of any pre-existing condition limitations, other than benefit accrual under a defined benefit plan (as defined in Section 3(35) of ERISA).

  (e) The IBKC Companies shall make reasonable efforts within the parameters of their health insurance plans to honor any deductible or out-of-pocket expenses incurred under the applicable health insurance plans maintained by the ANA Companies as of the Effective Time.

  4.4 Indemnification and Insurance.

  (a) IBKC acknowledges that by virtue of the Merger it will succeed to the indemnification obligations of ANA under Article 8 of its Articles of Incorporation.

  (b) IBKC will indemnify and hold harmless the ANA Companies, and each of their respective directors, officers, employees and agents, and each controlling person of ANA within the meaning of the 1933 Act, against any claims, suits, proceedings, investigations or other actions ("Claims"), and any related losses, damages, costs, expenses, liabilities or judgments, whether joint, several or solidary, insofar as they arise out of or are based upon an untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Proxy Statement, or an omission or alleged omission therefrom of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such Claims; provided, that IBKC will not be liable to the extent that any such Claim arises out of or is based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to IBKC by any ANA Company or, with respect to any indemnified person, by that person.

  (c) Any indemnified person wishing to claim indemnification under Section 4.4, upon learning of any claim, shall notify IBKC thereof as promptly as is practicable, but the failure to so notify IBKC shall not relieve IBKC from any obligation it has under this Section 4.4 except to the extent it is materially and substantially prejudiced by such failure. IBKC shall have the right to assume the defense thereof and shall not be liable for any expenses subsequently incurred by such indemnified person in connection with the defense thereof, except that if IBKC does not assume or continue to pursue such defense, or counsel for the indemnified person advises in writing that there are issues that raise conflicts of interest between IBKC and the indemnified person, then the indemnified person may retain counsel satisfactory to such person (and reasonably satisfactory to IBKC) at IBKC's expense, provided that (i) IBKC shall not be obligated to pay for more than one counsel for all indemnified persons in any jurisdiction except as may be required due to conflicts of interest, (ii) the indemnified persons will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim, and (iii) IBKC shall not be liable for any settlement effected without its prior written consent, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such Indemnified Party.

  (d) ANA may, for premiums not to exceed $50,000, purchase a continuation of its current directors and officers liability insurance for not more than three years after the Merger.

  (e) If IBKC or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provisions will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations of IBKC set forth in this Agreement.

                            SECTION V.

           REPRESENTATIONS AND WARRANTIES OF IBKC AND ANA

  Each of IBKC and ANA (each a "Warrantor") hereby represents and warrants to the other of them, to the extent pertaining to itself, its Subsidiaries, and/or its or their business or affairs, subject to the standard set forth in Section 5.23 hereof:

  5.1 Organization, Standing, and Authority. Warrantor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana, and is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Warrantor has corporate power and authority to carry on its business as now conducted, to own, lease and operate its assets, properties and business, and to execute and deliver, and to perform its obligations under, this Agreement and the Stock Option Agreement. Warrantor is duly registered as a bank holding company under the BHC Act. Warrantor has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

  5.2 Capital Stock.

  (a) The authorized, issued and outstanding capital stock of Warrantor as of the date of this Agreement, the number of shares of Warrantor Common Stock reserved for issuance under the Warrantor Stock Option Plans as of such date and the number of shares of Warrantor Common Stock that are subject to outstanding options under such Plans as of such date, are set forth in the section of Schedule 5.2(a) attached hereto that pertains to Warrantor. All of the issued and outstanding shares of Warrantor Capital Stock are duly and validly authorized and issued and are fully paid and non-assessable.

None of the outstanding shares of Warrantor Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of Warrantor.

  (b) Except as Previously Disclosed or set forth in Section 5.2(a) or Schedule 5.2(a), and except as provided under the Stock Option Agreement, there are, as of the date of this Agreement and, will be at the Effective Time, no shares of capital stock or other equity securities of ANA outstanding and, no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of ANA or contracts, commitments, understandings or arrangements by which ANA is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

  5.3 Warrantor Subsidiaries. Exhibit 21 to Warrantor's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as supplemented or updated by information Previously Disclosed, lists all of the Warrantor Subsidiaries that are Significant Subsidiaries (as defined in Section 1.1) ("Warrantor Significant Subsidiaries") as of the date of this Agreement. Each of the Warrantor Significant Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the Warrantor Significant Subsidiaries are or may become required to be issued (other than to Warrantor) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Warrantor Significant Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Warrantor Significant Subsidiary is bound to issue (other than to Warrantor) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. There are no contracts, commitments, understandings or arrangements by which any of the Warrantor Companies is or may be bound to sell or otherwise transfer any shares of the capital stock of any Warrantor Significant Subsidiary, except for a transfer to any of the Warrantor Companies, and there are no contracts, commitments, understandings or arrangements relating to the rights of any Warrantor Company to vote or to dispose of such shares. Except as provided in Louisiana Revised Statutes 6:262, all of the shares of capital stock of each Warrantor Significant Subsidiary held by Warrantor or a Warrantor

Subsidiary are fully paid and non-assessable and are owned by Warrantor or a Warrantor Subsidiary free and clear of any claim, lien or encumbrance. Except as Previously Disclosed, each Warrantor Significant Subsidiary is either a state bank, a state savings bank, a corporation, or a limited liability company and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each Warrantor Significant Subsidiary has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

  5.4 Authority.

  (a) The execution and delivery of this Agreement, the Merger Agreement and the Stock Option Agreement and the consummation of the transactions contemplated herein or therein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Warrantor, subject in the case of ANA with respect to this Agreement and the Merger Agreement, to the approval of the shareholders of ANA to the extent required by applicable law. This Agreement and the Merger Agreement, subject to any requisite approval by ANA's shareholders hereof and thereof, and the Stock Option Agreement, represent valid and legally binding obligations of Warrantor, enforceable against Warrantor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

  (b) Neither the execution and delivery of this Agreement, the Merger Agreement or the Stock Option Agreement by Warrantor, nor the consummation by Warrantor of the transactions contemplated herein or therein, nor compliance by any Warrantor Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of any Warrantor Company's articles of incorporation or by-laws, or (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of any of the Warrantor Companies pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, or (iii) subject to receipt of the requisite approvals, authorizations, filings, registrations and notifications referred to in Section 8.5 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Warrantor Companies or any of their properties or assets.

  (c) Other than in connection or compliance with the provisions of applicable state corporate and securities laws, the Securities Laws and the rules and regulations thereunder, and other than consents, authorizations, approvals or exemptions required from the Federal Reserve and the State Regulatory Commissioners, no notice to, filing with, authorization of, exemption by or consent or approval of any public body or authority is necessary for the consummation by Warrantor of the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and the Stock Option Agreement.

  (d) The Board of Directors of Warrantor (at a meeting duly called and held prior to the execution of this Agreement) has by requisite vote (i) determined that the Merger is in the best interests of Warrantor and its shareholders, among others, (ii) authorized and approved this Agreement, the Merger Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) in the case of ANA, directed that the Merger be submitted for consideration to Warrantor's shareholders at the Shareholders' Meeting, and (iv) approved execution of the Stock Option Agreement in accordance with Section 134C(1)(b) of the BCL, with the result that such Section will not apply to the execution and delivery by Warrantor of the Stock Option Agreement or the issuance of shares of ANA Common Stock pursuant to the Stock Option Agreement, the consummation of the Merger, or any other transaction to be carried out pursuant to this Agreement, the Merger Agreement or the Stock Option Agreement.

  5.5 Financial Statements; Accounting. Warrantor has delivered to the other Party, prior to the execution of this Agreement, Warrantor Financial Statements as of and for the period ended June 30, 2002, and will promptly deliver when available copies of Warrantor Financial Statements in respect of periods ending after June 30, 2002. The Warrantor Financial Statements

(as of the dates thereof and for the periods covered thereby): (i) are (and, in the case of Warrantor Financial Statements in respect of periods ending after June 30, 2002, will be) in accordance with the books and records of the Warrantor Companies, and have been and will continue to be maintained in accordance with GAAP
(except as permitted by Regulation S-X of the SEC), in all material respects, and (ii) except as permitted by Regulation S-X of the SEC, present (and, in the case of Warrantor Financial Statements in respect of periods ending after June 30, 2002, will present) fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of the Warrantor Companies as of the dates and for the periods indicated, in all material respects in accordance with GAAP applicable to banks or bank holding companies applied on a basis consistent with prior periods (subject in the case of interim financial statements to normal year-end adjustments).

  5.6 Absence of Undisclosed Liabilities. Except as Previously Disclosed, none of the Warrantor Companies has any obligation or liability (contingent or otherwise) that is material, either individually or in the aggregate, to the financial condition, results of operations or, to the Warrantor Companies' best knowledge, business prospects of the Warrantor Companies on a consolidated basis, or that when combined with all similar obligations or liabilities would, either individually or in the aggregate, be material to the financial condition, results of operations or, to the Warrantor Companies' best knowledge, business prospects of the Warrantor Companies on a consolidated basis, except (i) as reflected in the Warrantor Financial Statements delivered prior to the date of this Agreement, (ii) as reflected by this Agreement or (iii) for commitments and obligations made, or liabilities incurred, since June 30, 2002 in the ordinary course of its business consistent with past practices.

  5.7 Tax Matters.

  (a) All material federal, state, local and foreign tax returns required to be filed by or on behalf of any of Warrantor and all Subsidiaries which are included in Warrantor's consolidated tax group for Federal income taxes have been timely filed or requests for extensions have been timely filed, granted and have not expired. All taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund litigation or matter in controversy with respect to any taxes, except as reserved against in the Warrantor Financial Statements or as Previously Disclosed. All taxes, interest, additions and penalties which are material in amount and which are due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

  (b) Except as Previously Disclosed, none of the Warrantor
Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

  (c) Adequate provision for any federal, state, local or foreign taxes due or to become due for any of the Warrantor Companies for any period or periods through and including June 30, 2002 has been made and is reflected in the Warrantor Financial Statements, and will be made through and including the Closing Date.

  (d) Deferred taxes of the Warrantor Companies have been provided for in accordance with GAAP.

  5.8 Loans, Reserves, and Investments.

  (a) All loans, discounts and financing leases (in which a Warrantor Company is lessor) (collectively, "Credits") reflected in the Warrantor Financial Statements were, as of the respective dates of such Financial Statements (i) made for adequate consideration in the ordinary course of business, (ii) evidenced by instruments that were true and genuine, and (iii) if secured, secured by valid perfected security interests. Accurate lists of all such Credits of the ANA Companies and of the investment portfolios of the ANA Companies as of the date of the latest Financial Statements of ANA delivered on or prior to the date of this Agreement have been made available to IBKC.

  (b) The aggregate allowances for losses on Credits and other real estate and foreclosed assets owned reflected on the latest Warrantor Financial Statement delivered on or prior to the date of this Agreement were, as of the date of such Financial Statements and will be at the Closing date, adequate in accordance with regulatory guidelines and GAAP in all material respects.

  5.9 Properties and Insurance. Except as Previously Disclosed or reserved against in the Warrantor Financial Statements, the Warrantor Companies have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equities of any character, to all of the material properties and assets, tangible or intangible, reflected in the Warrantor Financial Statements as being owned by the Warrantor Companies as of the dates thereof. To the knowledge of Warrantor's management, (a) all buildings and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis and are held under leases or subleases by any of the Warrantor Companies are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought); and (b) the policies of fire, theft, liability, fidelity and other insurance maintained with respect to the assets or businesses of the Warrantor Companies provide adequate coverage against loss.

  5.10 Compliance with Laws. Except as Previously Disclosed, each of the Warrantor Companies:

    (a) Is in compliance in all material respects with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to the employees conducting its business;

    (b) Has received no notification or communication from any
agency or   department of federal, state or local government
(including the Federal   Reserve, State Regulatory Commissioners
and other bank, insurance and   securities regulatory
authorities) or the staff thereof (i) threatening to   revoke any
license, franchise, permit or governmental authorization which is material, either individually or in the aggregate, to the
financial   condition, results of operations or, to the Warrantor
Companies' best   knowledge, business prospects of the Warrantor
Companies on a consolidated   basis or the ability of Warrantor
to consummate the transactions   contemplated under this
Agreement, the Merger Agreement or the Stock Option   Agreement,
under the terms hereof and thereof, or (ii) requiring any of the Warrantor Companies (or any of their officers, directors or
controlling   persons) to enter into a cease and desist order,
agreement or memorandum of   understanding (or requiring the
board of directors thereof to adopt any   resolution or policy);
and

    (c) Has complied in all material respects with the Community
Reinvestment Act ("CRA") and the rules and regulations
thereunder, and has a CRA rating   of not less than
"satisfactory".

  5.11 Employee Benefit Plans.

  (a) (i) Warrantor has delivered or made available to the other Party, prior to the execution of this Agreement, copies of each pension, retirement, profit sharing, supplemental or excess retirement, stock option, stock purchase, savings, employee stock ownership, restricted stock, phantom stock, stock ownership, life insurance, disability, vacation pay, severance pay (including, without limitation change of control or golden parachute arrangements), incentive, deferred compensation, bonus or benefit arrangement, health or hospitalization program, fringe benefit or perquisite arrangement or other similar plan as in effect on the date of this Agreement, including, without limitation, any "employee benefit plan", as that term is defined in Section 3(3) of ERISA, in respect of any of the present or former directors, officers, employees or independent contractors of, or dependents, spouses or other beneficiaries of any of such directors, officers, employees or independent contractors of, any of the Warrantor Companies (collectively, the "Warrantor Benefit Plans"), and (ii) ANA has delivered or made available to IBKC, prior to the execution of this Agreement, copies of each employment or consulting agreement as in effect on the date of this Agreement which provides any benefit or perquisites to or in respect of any of the present or former directors or officers of, or dependents, spouses or other beneficiaries of any of such directors or officers of, any of the ANA Companies, which employment and consulting agreements are, with respect to ANA, included in the term "Warrantor Benefit Plans" as defined above. Any of the Warrantor Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Warrantor ERISA Plan". No Warrantor Company has participated in or been a member of, and no Warrantor Benefit Plan is or has been, a multi-employer plan within the meaning of Section 3(37) of ERISA. Except as Previously Disclosed, the Warrantor Benefit Plans of ANA and its Subsidiaries are terminable on their terms without penalty or payment except for accrued and vested benefits thereunder.

  (b) All Warrantor Benefit Plans comply in all material respects with the applicable provisions of ERISA and the Code, and any other applicable laws, rules and regulations the breach or violation of which could result in a liability, either individually or in the aggregate, material to the financial condition, results of operations or prospects of the Warrantor Companies on a consolidated basis. With respect to the Warrantor Benefit Plans, no event has occurred and, to the best knowledge of Warrantor's management, there exists no condition or set of circumstances, in connection with which any of the

Warrantor Companies could be subject to any liability (except liability for severance payments benefit claims, Pension Benefit Guaranty Corporation premiums, funding obligations payable in the ordinary course and distributions upon termination of the ANA
ESOP). No notice of a "reportable event," as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Warrantor ERISA Plan which is subject to Title IV of ERISA within the 12-month period ending on the date of this Agreement. None of the Warrantor Companies has provided, or is required to provide, security to any Warrantor ERISA Plan which is subject to Title IV of ERISA pursuant to Section 401(a)(20) of the Internal Revenue Code.

  (c) Except as Previously Disclosed, no Warrantor ERISA Plan which is subject to Title IV of ERISA has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of each such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated as of the date of this Agreement in accordance with all applicable legal requirements.

  5.12 Material Contracts. Except as Previously Disclosed, none of the Warrantor Companies, nor any of their respective assets, businesses or operations, as of the date of this Agreement, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case would be required to be filed as an exhibit to a Form 10-K or Form 10-Q filed by Warrantor as of the date of this Agreement that has not been filed as an exhibit.

  5.13 Material Contract Defaults. None of the Warrantor
Companies is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

  5.14 Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of Warrantor's management, threatened against any of the Warrantor Companies, or affecting any property, asset, interest or right of any of them.

  5.15 Absence of Certain Changes or Events. Since June 30, 2002, the Warrantor Companies, taken as a whole on a consolidated basis, have not suffered any change in any respect that has had or is likely to have a Warrantor Material Adverse Effect.

  5.16 Reports. Since January 1, 1999, or, with respect to each Warrantor Subsidiary, the date of its acquisition by Warrantor if later than January 1, 1999, each of the Warrantor Companies has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve, (iii) the OTS, (iv) the Federal Deposit Insurance Corporation, and (v) any applicable state banking, insurance, securities or other regulatory authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading, except as Previously Disclosed.

  5.17 Statements True and Correct. None of the information supplied or to be supplied by Warrantor for inclusion in (i) the Registration Statement to be filed by IBKC with the SEC in connection with the IBKC Common Stock to be issued in the Merger,
(ii) the Proxy Statement to be mailed to ANA's shareholders in connection with the Shareholders Meeting, and (iii) any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the shareholders of ANA, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that Warrantor is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, by the Merger Agreement or by the Stock Option Agreement, will comply in all material respects with the provisions of applicable law including applicable provisions of the Securities Laws.

  5.18 Environmental Matters.

  (a) To the best knowledge of Warrantor's management, Warrantor and each Warrantor Subsidiary (for purposes of this Section 5.18, the term "Warrantor Subsidiary" shall include small business investment corporations and entities that invest in unaffiliated companies in the ordinary course of business in which Warrantor owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by Warrantor), the Participation Facilities, the Loan Properties and the Trust Properties (each as defined below) are, and have been, in compliance with all applicable laws, rules, regulations and standards, and all requirements of the United States Environmental Protection Agency ("EPA") and of state and local agencies with jurisdiction over pollution or protection of health or the environment.

  (b) To the best knowledge of Warrantor's management, there is no suit, claim, action or proceeding, pending or threatened, before any court, governmental agency, board or other forum pursuant to which Warrantor or any of the Warrantor Subsidiaries or any Loan Property, Participation Facility or Trust Property (or in respect of such Loan Property, Participation Facility or Trust Property) has been or, with respect to threatened proceedings may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on any site owned (including as trustee), leased or operated by it or any of its subsidiaries or any Loan Property, Participation Facility or Trust Property.

  (c) To the best knowledge of Warrantor's management, there is no reasonable basis for any suit, claim, action or proceeding of a type described in Section 5.18(b).

  (d) During the period of (i) Warrantor's or any of the Warrantor Subsidiaries' ownership (including as trustee) or operation of any of their respective current properties, (ii)
Warrantor's or any of the Warrantor

Subsidiaries' participation in the management of any Participation Facility, (iii) Warrantor's or any of the Warrantor Subsidiaries' holding of a security interest in a Loan Property, or (iv) Warrantor or any of the Warrantor Subsidiaries acting as a trustee or fiduciary with respect to a Trust Property, to the best knowledge of Warrantor's management, there has been no release of Hazardous Material or oil in, on, under or affecting such property, Participation Facility, Loan Property or Trust Property. Prior to the period of (w) Warrantor's or any of the Warrantor Subsidiaries' ownership (including as trustee) or operation of any of their respective current properties, (x) Warrantor's or any of the Warrantor Subsidiaries' participation in the management of any Participation Facility, (y) Warrantor's or any of the Warrantor Subsidiaries acting as trustee or other fiduciary with respect to Trust Property, or (z) Warrantor's or any of the Warrantor Subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of Warrantor's management, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, Loan Property or Trust Property.

  (e) The following definitions apply for purposes of this
Section 5.18: (i) "Loan Property" means any property in which Warrantor (or a Warrantor Subsidiary) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (ii) "Participation Facility" means any property in which Warrantor (or a Warrantor Subsidiary) participates in the management of such property and, where required by the context, includes the owner or operator of such property, but only with respect of such property; (iii) "Trust Property" means any property with respect to which Warrantor (or a Warrantor Subsidiary) acts or has acted as a trustee or other fiduciary, directly or indirectly, and includes any trust or similar legal vehicle that owns or controls (or that owned or controlled) such property and, where required by the context, includes the trustee or other fiduciary, but only with respect to such property; and
(iv) "Hazardous Material" means any pollutant, contaminant or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local law.

  5.19 Knowledge as to Conditions. On the date of this Agreement, Warrantor knows of no reason why the approvals, authorizations, filings, registrations and notices contemplated by Section 8.5 should not be obtained without the imposition of any material and adverse condition or restriction or why the accountants' letters referred to in Section 8.7 or the Tax Opinion referred to in Section 7.3 cannot be obtained.

  5.20 Labor Matters. Neither Warrantor nor any of the Warrantor Companies is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Warrantor or any of the Warrantor Companies the subject of any proceeding asserting that Warrantor or any Warrantor Company has committed an unfair labor practice or seeking to compel Warrantor or any Warrantor Company to bargain with any labor union or labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving Warrantor or any of the Warrantor Companies pending or threatened.

  5.21 Fairness Opinion. ANA has received the written opinion of ANA's financial advisor, rendered to the Board of Directors of ANA and dated the date of this Agreement, that subject to the various assumptions and limitations set forth in that opinion, the Merger Consideration proposed to be received by holders of ANA Common Stock is fair to such holders from a financial point of view. A copy of such opinion shall be furnished to IBKC for inspection purposes only.

  5.22 Access to Funds. As of the date of this Agreement, IBKC has, and on the Closing will have, access to all funds necessary to consummate the Merger and pay the aggregate Cash Consideration, and IBKC will meet its obligations to pay the aggregate Merger Consideration. IBKC will need, and has the capacity, to incur borrowings for the express purpose of funding all or part of the aggregate Cash Consideration, and IBKC does not need to raise additional capital to consummate the transactions contemplated by this Agreement.

  5.23 Materiality. No representation or warranty by a Warrantor contained in this Section V shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section V, as applicable, there is or is reasonably likely to be a Material Adverse Effect, except that the representations and warranties in Sections 5.1,
5.2 and 5.4 shall be true and correct in all respects. ANA's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with this Agreement or a written request of IBKC.

                          SECTION VI.

                   COVENANTS AND AGREEMENTS

     Each Party hereby covenants and agrees with the other Party as follows:

  6.1 Conduct of Business--Negative Covenants. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANA will not do, or agree or commit to do, and will cause each of its Subsidiaries not to do or agree to commit to do, any of the following without the prior written consent of a duly authorized officer of IBKC, which consent will not be unreasonably withheld:

    (a) Except as Previously Disclosed or as expressly contemplated by this Agreement, amend its articles of incorporation or association or by-laws, or

    (b) Impose, or suffer the imposition, on any share of stock held by it or by any of its Subsidiaries, of any material lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, or

    (c) Except as expressly permitted in this Agreement or in connection with (1) the use of Common Stock by optionees to pay an option exercise price or to satisfy tax liabilities under the ANA Stock Option Plan and (2) the repurchase of ANA Common Stock in accordance with the Stock Option Agreement, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock, or

    (d) Except as expressly contemplated by this Agreement or as Previously Disclosed, acquire direct or indirect control over any corporation, association, firm or organization, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) good faith foreclosures in the ordinary course of business, (iii) acquisitions of control by a banking Subsidiary in a bona fide fiduciary capacity, (iv) investments made by small business investment corporations or by Subsidiaries that invest in unaffiliated companies in the ordinary course of business, or (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or

    (e) Except as Previously Disclosed, ANA will not sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of: (i) any shares of capital stock of ANA or any Subsidiary of ANA (except for shares of stock sold or otherwise transferred to IBKC or any of its Subsidiaries or shares which may be issued upon the exercise and otherwise under the terms of any of the 245,469 stock options outstanding, pursuant to the ANA Stock Option Plan, on the date hereof), (ii) any substantial part of the assets or earning power of such Party or any Subsidiary of such Party, or (iii) any asset other than in the ordinary course of business for reasonable and adequate consideration, or

    (f) Except as Previously Disclosed, incur, or permit any of its Subsidiaries to incur, any additional material debt obligation or other material obligation for borrowed money (other than (i) in replacement of existing short-term debt with other short-term debt, (ii) financing of banking related Subsidiary activities consistent with past practices, (iii) indebtedness of any of its Companies to another of its Companies or (iv) indebtedness of any of its Companies to any of their respective affiliates), except in the ordinary course of the business of such Party and its Subsidiaries consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements), or

    (g) Grant any increase in compensation or benefits to its employees or to its officers or employees; pay any bonus not in accordance with past practice and the provisions of any applicable program or plan of the ANA Companies as in effect prior to the date of this Agreement and which has been Previously Disclosed, enter into any severance agreements with any of its directors or officers or the directors or officers of any Subsidiary; grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors, or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law or, in the opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided) that would increase the retirement benefit liabilities of the ANA Companies on a consolidated basis, except that ANA may (A) pay up to $90,000 (or such greater amount to which IBKC may consent) as retention bonuses to employees and in amounts mutually agreed upon by ANA and IBKC, (B) under its management bonus program pay amounts accrued and to be accrued monthly in amounts not in excess of monthly accruals since January 1, 2002 on the Financial Statements of ANA, but only immediately prior to the Effective Time, (C) pay its Christmas bonuses in an aggregate amount not to exceed the aggregate amount accrued on the Financial Statements of ANA for Christmas bonuses for 2002, (D) increase the compensation of non-exempt employees consistent with past practice, and (E) increase the compensation of exempt employees to the extent consistent with past practice and in an individual or aggregate amount not to exceed 4% of the annual rate of total compensation of any person or to all non-exempt employees.

    (h) Except as contemplated by this Agreement, the Merger Agreement or any of the agreements, documents or instruments contemplated hereby or thereby, or except as Previously Disclosed, amend any existing employment, severance or similar contract between such Party or any Subsidiary thereof (unless such amendment is required by law) or enter into any new contract with any person, or

   (i) Except as contemplated by this Agreement, the Merger Agreement or any of the agreements, documents or instruments contemplated hereby or thereby, adopt any new employee benefit plan of ANA or any ANA Subsidiary or make any material change in or to any existing employee benefit plan of such Party or any Subsidiary thereof other than (i) as Previously Disclosed or
(ii) any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

  6.2 Conduct of Business--Affirmative Covenants. Unless the prior written consent of the other Party shall have been obtained, except as otherwise contemplated or permitted hereby or Previously Disclosed, each Party shall and shall cause its
Subsidiaries: to operate its business only in the ordinary course of business of such Party and its Subsidiaries consistent with past practices, to preserve intact its business organizations and assets and maintain its rights and franchises, and to take no action which would (i) adversely affect the ability of any of them to obtain any necessary approvals of Regulatory Authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.5 of this Agreement, (ii) adversely affect the ability of such Party to perform its obligations under this Agreement, the Merger Agreement and Stock Option Agreement, or (iii) cause or permit a breach of any of its covenants or cause or permit any representation or warranty of it to become untrue in any material respect, as if each such representation and warranty were continuously made from the date hereof.

  6.3 Adverse Changes in Condition. Each Party shall give written notice promptly to the other Party concerning (i) any event which has had, or is reasonably likely to have, a Material Adverse Effect on such Party, or (ii) the occurrence or impending occurrence of any event or circumstance known to such Party which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein or that would reasonably be expected to materially and adversely affect the timely consummation of the transactions contemplated hereby or under the Merger Agreement or Stock Option Agreement. Each Party shall use its reasonable best efforts to prevent or to promptly remedy the same.

  6.4 Investigation and Confidentiality. Prior to the Effective Time, each Party will keep the other Party promptly advised of all material developments relevant to its business and to the consummation of the Merger and may make or cause to be made such investigation, if any, of the business, properties, operations and financial and legal condition of the other Party and its Subsidiaries as such Party reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties, operations and condition, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Each Party agrees to furnish the other Party and the other Party's respective advisors with such financial and operating data and other information with respect to its business, properties and employees as the other Party shall from time to time reasonably request. No investigation by one Party shall affect the representations and warranties of the other Party and, subject to Section 9.3 of this Agreement, each such representation and warranty shall survive any such investigation. Each Party shall maintain the confidentiality of all confidential information furnished to it by the other Party in accordance with the terms of the confidentiality agreement dated November 16, 2001, as supplemented on November 19, 2001, between the Parties (the "Confidentiality Agreement").

  6.5 Reports. Each Party shall file all reports required to be filed by it with the SEC and the Federal Reserve between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. Each Party shall cause each of its Subsidiaries that is a depository institution to file all reports required to be filed with the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve, the OTS and any applicable State Regulatory Commissioner.

  6.6 Dividends.

  (a) From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, ANA will not declare or pay any dividend or other distribution to its shareholders except regular quarterly cash dividends on the shares of ANA Common Stock, at a rate not in excess of $.15 per share, and declared and paid at the times such regular dividends were previously declared and paid.

  (b) From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, no Party shall, without the prior written consent of the other Party, make any changes in its dividend record or payment dates, except as required to comply with paragraph (c) below.

  (c) The Parties shall coordinate with one another as to the declaration and payment of cash dividends on the shares of IBKC Common Stock and ANA Common Stock to be declared in 2002 and 2003 so as to ensure that IBKC and ANA have declared, with the record dates prior to the Effective Time, the same number of quarterly dividends from September 1, 2002 through the Effective Time.

  6.7 Capital Stock. Except for or as otherwise permitted in or contemplated by this Agreement (including Section 6.1(e) hereof), the Merger Agreement or the Stock Option Agreement, or as Previously Disclosed, without the prior written consent of IBKC, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, ANA shall not, and shall not enter into any agreement to, issue, sell, or otherwise permit to become outstanding any additional shares of ANA Common Stock or any other capital stock of ANA, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock.

  6.8 Agreement of Affiliates. ANA shall deliver to IBKC, no later than 30 days after the date of this Agreement, a letter identifying each person whom it reasonably believes is an "affiliate" of ANA for purposes of Rule 145 under the 1933 Act. Thereafter and until the date on which the Merger is approved by the Federal Reserve, ANA shall identify to IBKC each additional person whom ANA reasonably believes to have thereafter become an "affiliate". ANA shall use its best efforts to cause each person who is identified as an "affiliate" of ANA pursuant to the two immediately preceding sentences to deliver to IBKC, not later than the date on which the Merger is approved by the Federal Reserve, a written agreement, substantially in the form of
Exhibit IV.

  6.9 Certain Actions.

  (a) Without limiting ANA's other obligations hereunder, ANA agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, neither it nor any of its Subsidiaries or affiliates, nor any of the officers and directors of it or its Subsidiaries or affiliates shall, and that it shall cause its and its Subsidiaries' and affiliates' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or
(iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

  (b) Notwithstanding the foregoing, ANA shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal and (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (ii), (A) its Shareholders Meeting shall not have occurred, (B), it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, (C) its Board of Directors, after consultation with outside counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law, (D) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive with respect to disclosure of confidential information of ANA than the comparable provision, or omits restrictive provisions with respect to disclosure of confidential information of ANA, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (E) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, ANA notifies IBKC promptly (within at least two days) of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers.

  (c) ANA agrees that it will promptly keep IBKC informed of the status and terms of any such proposals or offers (promptly providing copies of such proposals and changes therein) and the status and terms of any such discussions or negotiations and will not enter into any confidentiality arrangements that prevent such activities. Before ANA may take any action specified in clause
(b)(ii) above, ANA shall give IBKC at least two (2) business days' notice, and shall not have received a proposal from IBKC which is superior to the third party proposal under consideration.

  (d) ANA agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal, informing them that the Board of Directors no longer seeks the making of any Acquisition Proposals.

  (e) ANA agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section
6.9. Nothing in this Section 6.9 shall (x) permit ANA to terminate this Agreement (except as specifically provided in Article IX hereof), (y) affect any other obligation of ANA under this Agreement or (z) except with regard to an Acquisition Proposal determined by the Board of Directors of ANA to be a Superior Proposal, permit ANA to submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

  6.10 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement and its fiduciary duties under applicable law, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby. Each of the Parties shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement. This section shall not require either Party to waive any condition to such Party's obligation to consummate the Merger.

  6.11 Operating Functions. The ANA Companies will cooperate with IBKC in connection with planning for the efficient and orderly combination of the parties and the operation of LBA Bank after the Merger, and in the consolidation of appropriate operating functions to be effective on the Effective Date, provided that this covenant shall not require any action that, in the opinion of ANA's Board, would adversely affect the operations of any ANA Company if the Merger were not consummated.

  6.12 Issuance of IBKC Stock. IBKC shall, prior to the Closing, take such action as is required to permit the issuance of the IBKC Common Stock issuable to the shareholders of ANA pursuant to the Merger, and to permit such stock to be approved for listing and quotation on the NASDAQ Stock Market.

  6.13 Support Commitments. ANA has delivered to IBKC on the date of this Agreement Support Commitments in the form of Exhibit V from the directors and executive officers of ANA.

  6.14 Bank Merger. ANA will, and will cause LBA Bank to, take such action as IBKC shall deem necessary or advisable so that, on a date after the Effective Time determined by IBKC, LBA Bank will merge into IBERIABANK.

  6.15 Exemption from Liability Under Section 16(b).  Schedule
6.15 sets forth the names of ANA Insiders (as defined below) and their corresponding shares of ANA Common Stock and ANA Options for which such individuals are entitled to receive the Merger Consideration. The Board of Directors of IBKC, or a committee of "Non-Employee Directors" thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall adopt a resolution providing that the receipt by ANA Insiders of the Merger Consideration in exchange for their respective shares of ANA Common Stock and ANA Options as set forth in Schedule 6.15, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt from liability pursuant to
Section 16(b) under the 1934 Act. "Section 16 Information" shall mean information accurate in all material respects regarding ANA Insiders, the number of shares of ANA Common Stock held by each such ANA Insider and expected to be exchanged for the Merger Consideration, and the number and description of the ANA Options held by each such ANA Insider. "ANA Insiders" shall mean those officers and directors of ANA who are subject to the reporting requirements of Section 16(a) of the 1934 Act and who are listed in the Section 16 Information.

  6.16 Organization of IBAC. IBKC shall cause IBAC to be organized under the laws of Louisiana. The Board of IBAC shall approve this Agreement and the Merger, whereupon IBAC shall become a party to, and be bound by, this Agreement, and IBKC shall adopt and ratify this Agreement in its capacity as the sole shareholder of IBAC.

  6.17 ANA Deposits. ANA will not increase the rate paid on its deposits above those currently in effect except to the extent any increased rate is no higher than the second highest rate then being paid by its competitors in ANA's market, or offer or give any premium for any deposit other than one no higher in value than the second highest premium offered by competitors in its marketplace.

                           SECTION VII.

                      ADDITIONAL AGREEMENTS

  7.1 Registration Statement; Shareholder Approval.

  (a) The Parties shall cooperate in the preparation of the Registration Statement. IBKC shall, as soon as practicable, file it with the SEC, and the Parties shall use their best efforts to cause it to become effective under the 1933 Act. IBKC will take, and ANA will cooperate with it in connection with, any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of shares of IBKC Common Stock upon consummation of the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonably request in connection with such action.

  (b) ANA shall call a Shareholders Meeting to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon the Merger. In connection with the Shareholders Meeting, (i) ANA shall mail the Proxy Statement to its shareholders, (ii) each Party shall furnish to the other Party all information concerning it that the other Party may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of ANA shall recommend to its shareholders the approval of this Agreement and the Merger Agreement, subject to its fiduciary duties under applicable law, and (iv) ANA shall otherwise use its best efforts to obtain such shareholders approval, subject to its fiduciary duties under applicable law.

  (c) This Section 7.1 shall not prohibit accurate disclosure by a Party in any SEC Document (including the Proxy Statement and the Registration Statement) and other disclosure to the extent required by the Securities Laws or other applicable law if in the opinion of the Board of Directors of such Party (as of the date of such SEC Document or other disclosure) disclosure is required as to transactions contemplated hereby or as to any proposal for an Acquisition Transaction.

  7.2 Filings with the State Offices. Promptly following, or contempora-neous with, the Closing, the Parties will cause the Merger Agreement to be filed with the Secretary of State of Louisiana, and will cause to be made all such other filing as are required by the BCL.

  7.3 Tax Opinion. The Parties agree to use their reasonable efforts to obtain a written opinion of Castaing Hussey & Lolan LLC, addressed to the Parties and reasonably satisfactory to their respective counsel, dated the date of the Closing, subject to the customary representations and assumptions, and substantially to the effect that (a) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and IBKC and ANA will each be a party to the reorganization within the meaning of
Section 368(b) of the Code, (b) no gain or loss will be recognized by IBKC and ANA as a result of the Merger, (c) a shareholder of ANA who receives both IBKC Common Stock and cash consideration in exchange for all of his or her shares of ANA Common Stock generally will recognize gain, but not loss, to the extent of the lesser of: (1) the excess, if any, of (a) the sum of the aggregate fair market value of the IBKC Common Stock received (including any fractional share of IBKC Common Stock deemed to be received and exchanged for cash) and the amount of cash received over (b) the shareholder's aggregate tax basis in the shares of ANA Common Stock exchanged in the Merger; and
(2) the amount of cash received, (d) the aggregate tax basis of the IBKC Common Stock received by shareholders of ANA who exchange all of their ANA Common Stock in the Merger will equal such shareholder's aggregate tax basis in the shares of ANA Common Stock being exchanged, reduced by any amount allocable to a fractional share interest of IBKC Common Stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any recognized by such shareholder in the Merger, (e) the holding period of the shares of IBKC Common Stock received in the Merger will include the period during which the shares of ANA Common Stock surrendered in exchange therefor were held, provided such shares of ANA Common Stock were held as capital assets at the Effective Time.

  7.4 Press Releases. Prior to the Effective Time, the Parties shall give when practicable prior notice to each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 7.4 shall be deemed to prohibit a Party from making any disclosure which its counsel deems necessary in order to satisfy such Party's disclosure obligations imposed by law.

  7.5 Applications. The Parties shall prepare and file applications with the Federal Reserve, the State Regulatory Commissioners and any other appropriate governmental authorities seeking the approvals necessary to consummate the transactions contemplated by this Agreement. The Parties shall provide copies of all such filings to each other within two business days after such filings are made and shall promptly inform each other of all substantive regulatory contacts concerning the transactions contemplated by this Agreement.

                          SECTION VIII.

         CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

  The obligation of each Party to consummate the Merger is subject to the satisfaction of each of the following conditions, unless waived by such Party pursuant to Section 10.5 of this
Agreement:

  8.1 Representations and Warranties. The representations and warranties of the other Party set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the time of the Closing with the same effect as though all such representations and warranties had been made on and as of the time of the Closing, in each case subject to the standard set forth in Section 5.23 hereof, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date or (ii) as expressly contemplated or permitted by this Agreement.

  8.2 Performance of Agreements and Covenants. Each and all of the agreements and covenants of the other Party to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the time of the Closing shall have been duly performed and complied with by it in all material respects.

  8.3 Certificates. Each of the Parties shall have delivered to the other Party a certificate, dated as of the time of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 8.1 and
Section 8.2 of this Agreement with respect to it have been satisfied, all in such reasonable detail as the other Party shall request.

  8.4 Shareholder Approval. The shareholders of ANA shall have approved this Agreement, the Merger Agreement, the Merger and the consummation of the transactions contemplated hereby and thereby, as and to the extent required by law and by the provisions of any governing instruments, and

ANA shall have furnished to IBKC certified copies of resolutions duly adopted by its shareholders evidencing the same.

  8.5 Consents and Approvals. All material approvals and authorizations of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and for the prevention of any termination of any material right, privilege, license or agreement of any Party or any of its Subsidiaries shall have been obtained or made and shall be in full force and effect, and all waiting periods required by law shall have expired. Any approval obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall not contain any non-standard term or condition which in the reasonable judgment of the Board of Directors of either of the Parties so materially and adversely affects the economic or business assumptions of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger. To the extent that any lease, license, loan or financing agreement or other contract or agreement to which any Party or any of its Subsidiaries, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not, following the Merger, have a Material Adverse Effect on such Party.

  8.6 Legal Proceedings. No Party shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.

  8.7 Accountants' Letters. Each Party shall have received "comfort" letters from the other Party's independent public accountants dated, respectively, within three days prior to the mailing of the Proxy Statement and the Closing Date, in form and substance as are usual and customary for comfort letters of this type.

  8.8 Tax Matters. Each Party shall have received the tax opinion addressed to it referred to in Section 7.3 of this Agreement.

  8.9 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

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  8.10 Simultaneous Transactions. The Closing shall have occurred and the other Party shall have executed all documents and taken all such other action as is necessary to effectuate the Merger other than filing the Merger Agreement as referred to in Section 7.2, and each Party shall have irrevocably authorized its agents to make such filing in its behalf.

  8.11 Legal Opinions. Each Party shall have received an opinion, substantially in the form of Exhibit VI-A or VI-B annexed hereto, as applicable, from counsel for the other Party.

                           SECTION IX.

                           TERMINATION

  9.1 Termination. Notwithstanding any other provision of this Agreement or the Merger Agreement and notwithstanding the approval of this Agreement and the Merger Agreement by the shareholders of ANA, this Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the
Closing:

    (a) By mutual consent of the Boards of Directors of IBKC and ANA; or

    (b) By the Board of Directors of a Party in the event of a material breach by the other Party of any representation, warranty, covenant or agreement of such other Party contained herein which would result in the failure to satisfy the closing condition set forth in Section 8.1 or 8.2 of this Agreement, which breach cannot be or has not been cured within 30 days after the giving of a written notice to the breaching Party of such material breach; or

    (c) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 2003, except that if on such date any required regulatory or shareholder approval has not been obtained, a Party who is not otherwise in breach of this Agreement may extend such date one or more times but not beyond June 30, 2003; or

    (d) By the Board of Directors of either Party in the event
(i) any approval of any governmental or other Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any such action taken by such authority is not appealed within the time limit for appeal or (ii) if the shareholders of ANA fail to have approved this Agreement, the Merger Agreement and the Merger, as applicable, and the consummation of the transactions contemplated hereby and thereby, as applicable, at the Shareholders Meeting to the extent required by law and by the provisions of any governing instruments; or

    (e) By the Board of Directors of a Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled on or before March 31, 2003 (other than required regulatory or shareholder approval and other than by reason of a breach by the Party seeking to terminate); or

    (f) By the Board of Directors of a Party in the event of the acquisition, by any person or group of persons, of beneficial ownership of 25% or more of the outstanding shares of Common Stock of the other Party (the terms "person", "group" and "beneficial ownership" having the meanings assigned thereto in
Section 13(d) of the 1934 Act and the regulations promulgated thereunder); or

    (g) By the Board of Directors of IBKC if the Board of
Directors of ANA  shall or shall have resolved to withdraw,
modify or change its  recommendation to ANA's shareholders of
this Agreement, the Merger   Agreement or the Merger, or
recommend any Acquisition Transaction other   than the Merger; or

    (h) By the Board of Directors of a Party if the other Party has experienced or is reasonably likely to experience a Material Adverse Effect, which is not remedied or cured within 30 days after notice of intention to terminate is given by the Party invoking this Section 9.1(h), which notice shall specify the nature of the matter or matters constituting such Material Adverse Effect and which are the basis of such intention; provided that the right to terminate that is specified in such notice of intention shall itself terminate unless notice of termination is given by such Party within 15 days following the end of such remedial or curative period; or

    (i) By the Board of Directors of ANA if ANA Option Shares shall have been issued pursuant to any exercise of the Stock Option Agreement and, at the time scheduled for Closing, all or any portion of such ANA Option Shares would not be cancelled in accordance with Section 2.3(b) by virtue of the Merger.

    (j) By the Board of Directors of IBKC if the amount designated as deposits, on the balance sheet of ANA as of the date of the public announcement of this Agreement decreases by 15% or more between such announcement date and the day prior to the Closing date determined in accordance with Section 3.1(a), determined on the basis of either of the amount designated as deposits on the day prior to the Closing date or the average amount designated as deposits for the 60 day period ending the day prior to the Closing date.

    (k) By the Board of Directors of ANA, if the Market Value is less than $30.00, subject, however to the following three sentences. If ANA elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to IBKC (provided that such notice of election to terminate may be withdrawn within three days after it is given). During the two-day period commencing with its receipt of such notice, IBKC shall have the option of increasing the Cash Consideration to be received by the holders of ANA Common Stock hereunder by an amount equal to $30.00 minus the Market Value.
If IBKC makes an election contemplated by the preceding sentence within such two-day period, it shall give prompt written notice to ANA of such election and the revised amount of the Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 9.1(k) and this Agreement shall remain in effect in accordance with its terms (except as the Cash Consideration shall have been so modified), and any references in this Agreement to Cash Consideration shall thereafter be deemed to refer to the Cash Consideration as adjusted pursuant to this
Section 9.1(k).

    (l) At any time prior to the Shareholders Meeting, by ANA in order to approve, accept or recommend an Acquisition Transaction which has been received and considered by ANA and the ANA Board and determined to be a Superior Proposal in compliance with
Section 6.9 hereof, provided, however, that this Agreement may be terminated by ANA pursuant to this Section 9.1(l) only after the third Business Day following IBKC's receipt of written notice from ANA advising IBKC that ANA is prepared to approve, accept or recommend such an Acquisition Transaction, and only if, during such three-Business Day period, IBKC does not, in its sole discretion, make an offer to ANA that the ANA Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as such Superior Proposal.

  9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger Agreement pursuant to

Section 9.1 of this Agreement, this Agreement and the Merger Agreement shall become void and have no effect and the Parties will be relieved of all obligations and liabilities under this Agreement and the Merger Agreement, except that (i) the provisions of the last sentence of Section 6.4 and Section X of this Agreement shall survive any such termination and abandonment, (ii) the Stock Option Agreement shall be governed by its own terms as to termination, (iii) a termination pursuant to
Section 9.1(b) or 9.1(e) or 9.1(g) of this Agreement shall not relieve a breaching Party from liability for any breach giving rise to such termination and (iv) the Parties shall remain obligated under, and liable for any breach of, any of the provisions of this Agreement that survive its termination.

  9.3 Survival of Representations, Warranties and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for (i) this Section 9.3, Section 2.3 and Section IV of this Agreement and (ii) the Merger Agreement, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive any Party (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of any Party, the aforesaid representations, warranties and covenants being material inducements to consummation by the Parties of the transactions contemplated hereby.

                              SECTION X.

                            MISCELLANEOUS

  10.1 Expenses.

  (a) Except as provided in Section 2.3(a) and Section 10.1(b) of this Agreement, each of the Parties shall bear and pay all costs and expenses, incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

  (b) Notwithstanding the foregoing, a Party (the "Expense Paying Party") shall pay all of the costs and expenses, up to a maximum of $250,000 incurred by the other Party (the "Reimbursed Party") (without duplication pursuant to this Agreement or any other agreement or instrument) in connection with this Agreement and the transactions contemplated hereunder, including fees and expenses of such Reimbursed Party's financial or other consultants, investment bankers, accountants and counsel, if:

    (i) (a) this Agreement is terminated pursuant to Section 9.1(b) by reason of a material breach by the Expense Paying Party, (b) the Reimbursed Party was the Party who terminated it, and (c) the Expense Paying Party is at the time of the termination not also entitled to terminate this Agreement pursuant to Section 9.1(b) by reason of a material breach of the Reimbursed Party; or

    (ii) a Purchase Event occurs with respect to the Stock Option
Agreement if ANA is the Expense Paying Party and the Merger has not been, or thereafter is not, consummated for any reason other than a termination pursuant to Section 9.1(b) because of a material breach by the Reimbursed Party.

  Nothing contained in this Section 10.1(b) shall constitute or shall be deemed to constitute liquidated damages for the breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

  (c) Final settlement with respect to payment of fees and expenses by the Parties pursuant to Section 10.1 of this Agreement shall be made within 30 days of the termination of this Agreement and the Merger Agreement. If more than one Party is responsible as an Expense Paying Party, then the costs and expenses which the Expense Paying Parties are obligated to pay shall be equally shared between them, regardless of whether their relative degree of fault is or is not equal.

  10.2 Brokers and Finders. Except as Previously Disclosed, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, affiliates or Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by any Party, such Party agrees to indemnify and hold the other Party harmless of and from such claim.

  10.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, including the exhibits hereto, the Merger
Agreement, the

Stock Option Agreement and the Confidentiality Agreement contain the entire agreement among the Parties with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understanding with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement except for (i) the rights of shareholders of ANA to receive the Merger Consideration following the Effective Time and (ii) the provisions of Section 4.4, which shall inure to the benefit of and be enforceable by the Persons referenced therein.

  10.4 Amendments. To the extent permitted by law, this Agreement or the Merger Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of such Parties; provided, however, that the provisions of this Agreement and the Merger Agreement relating to the manner or basis in which shares of ANA Common Stock will be exchanged for IBKC Common Stock shall not be amended after the Shareholders Meeting without the requisite approval of the holders of the issued and outstanding shares of ANA Common Stock entitled to vote thereon. The Parties may, without approval of their respective Boards of Directors, make such technical changes to this Agreement or the Merger Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or the Merger Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby or thereby.

  10.5 Waivers. Prior to or at the Effective Time, each Party, acting through its Board of Directors or chief executive officer or other authorized officer, shall, as to such Party's rights hereunder, have the right (i) to waive any default in the performance of any term of this Agreement by the other Party,
(ii) to waive or extend the time for the compliance or fulfillment by the other Party of any and all of its obligations under this Agreement, and (iii) to waive any or all of the conditions precedent to the obligations of such Party under this Agreement.

  10.6 No Assignment. Neither of the Parties may assign any of its rights or obligations under this Agreement or the Merger
Agreement to any other

Person without the express written consent of the other Party and any such purported assignment without such requisite consent shall be null and void.

  10.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission or by registered or certified mail, postage pre-paid, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to IBKC:

    IBERIABANK Corporation
    2110 Pinhook Road
    Lafayette, LA 70508-3230
    Attention: Daryl G. Byrd

With a copy to:

    Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
    201 St. Charles Avenue, 46th Floor
    New Orleans, LA 70170-4600
    Attention: Anthony J. Correro, III

If to ANA:

    Acadiana Bancshares, Inc.
    200 W. Congress Street
    Lafayette, LA 70502
    Attention: Gerald Reaux

With a copy to:

    Elias, Matz, Tiernan & Herrick, L.L.P.
    735 15th Street, N.W., 12th Floor
    Washington, D.C. 20005
    Attention: Raymond A. Tiernan

  10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to the conflict of laws principles thereof.

  10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

  10.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     In Witness Whereof, each of the Parties has caused this Agreement to be executed on its behalf and attested by officers thereunto duly authorized all as of the day and year first above written.

                                   IBERIABANK Corporation

                                   By /s/ Daryl G. Byrd
                                      --------------------------

                                   Acadiana Bancshares, Inc.

                                   By /s/ Gerald G. Reaux
                                      --------------------------

     IBAC has joined as a party to this Agreement on this day of September 22, 2002.


                      IBERIABANK Acquisition Corporation


                      By: /s/ Daryl G. Byrd
                          -----------------
                          Daryl G. Byrd